Exhibit 99.1

November 7, 2008

Federal Home Loan Bank of San Francisco Reports Third Quarter Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that its third quarter 2008 net income fell $34 million, or 25%, to $101 million from $135 million in the third quarter of 2007. For the first nine months of 2008, the Bank's net income rose $143 million, or 34%, to $564 million from $421 million for the first nine months of 2007. For both periods, net interest income increased and other income decreased relative to the year-earlier periods. The decreases in other income were chiefly due to dramatic increases in short-term interest rates towards the end of the third quarter of 2008, which resulted in significant unrealized net losses associated with derivatives, hedged items, and financial instruments carried at fair value.

Net interest income for the third quarter of 2008 rose $146 million, or 59%, to $393 million from $247 million for the third quarter of 2007. Net interest income for the first nine months of 2008 rose $299 million, or 45%, to $963 million from $664 million for the first nine months of 2007. The increases in net interest income were primarily driven by a higher net interest spread on the Bank's mortgage portfolio (mortgage-backed securities and mortgage loans), as well as higher average advances and investment balances.

Other income for the third quarter of 2008 was a net loss of $225 million, compared to a net loss of $39 million for the third quarter of 2007. These losses were primarily due to unrealized net losses associated with derivatives, hedged items, and financial instruments carried at fair value, which resulted in net losses of $179 million in the third quarter of 2008 compared to net losses of $28 million in the third quarter of 2007. The increase in these net losses in the third quarter of 2008 relative to the prior-year period primarily reflected significant increases in short-term interest rates towards the end of the third quarter of 2008. Other income was also reduced by an increase in net interest expense on derivative instruments used in economic hedges, which totaled $48 million in the third quarter of 2008 compared to $12 million in the third quarter of 2007.

Other income for the first nine months of 2008 was a net loss of $115 million, compared to a net loss of $20 million for the first nine months of 2007. These losses were primarily due to unrealized net losses associated with derivatives, hedged items, and financial instruments carried at fair value, which resulted in net losses of $134 million in the first nine months of 2008 compared to net losses of $6 million in the first nine months of 2007. The increase in these net losses in the first nine months of 2008 relative to the prior-year period primarily reflected significant increases in short-term interest rates towards the end of the third quarter of 2008. The loss in other income was partially offset by an increase in net interest income on derivative instruments used in economic hedges, which consisted of net interest income of $15 million for the first nine months of 2008 compared to net interest expense of $16 million for the first nine months of 2007. This shift reflected the abrupt and significant decrease in interest rates that occurred in early 2008, which had a net favorable effect on certain LIBOR-based interest rate swaps during the first half of 2008.

Nearly all of the Bank's derivatives and hedged instruments, as well as certain assets and liabilities that are carried at fair value, are held to the maturity, call, or put date. For these financial instruments, net gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. In accordance with the Bank's Retained Earnings and Dividend Policy, the Bank retains in restricted retained earnings the cumulative net gains on these financial instruments, including certain other gains and losses that are deferred and amortized for dividend purposes (after REFCORP and AHP assessments and other adjustments). At June 30, 2008, the amount retained in accordance with this policy was $82 million (after assessments and adjustments). For the third quarter of 2008, net losses on these instruments (after assessments and adjustments) totaled $139 million. The $82 million held in restricted retained earnings was unrestricted and made available for dividends in the third quarter of 2008 to partially offset this net loss. In accordance with its Retained Earnings and Dividend Policy, the Bank has other restricted retained earnings intended to protect members' paid-in capital. In keeping with its goal of building these restricted retained earnings on an accelerated basis, the Bank did not release any of these retained earnings for dividends as an offset to the remaining cumulative net loss of $57 million for the quarter.

The Bank's dividend rate for the third quarter of 2008 is 3.85% (annualized). The Bank's dividend rate for the third quarter is 154 basis points lower than the projected dividend rate announced by the Bank on September 30, 2008, because of the dramatic interest rate increases that occurred late in the third quarter, which caused the SFAS 133- and SFAS 159-related losses described above. In addition, on November 3, 2008, the Bank's Board of Directors amended the Bank's Retained Earnings and Dividend Policy to increase the percentage of earnings to be retained for the buildup of retained earnings from 20% to 30%, effective for the third quarter of 2008, in light of current regulatory and market conditions.

The dividend rate for the third quarter of 2007 was 5.26% (annualized). In the third quarter of 2008, the Bank retained $55 million, or 30% of earnings available for dividends (in this quarter, current period earnings excluding the effects of SFAS 133 and SFAS 159 other than the cumulative net loss at the end of the quarter) and will pay dividends in an amount equal to the remaining 70% of earnings available for dividends. In the third quarter of 2007, the Bank retained $16 million, or 10% of earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133.

In addition to the impact of the cumulative net losses associated with derivatives, hedged items, and financial instruments carried at fair value and the impact of the increase in the amount of earnings retained to build the Bank's retained earnings, the decrease in the dividend rate for the third quarter of 2008 compared to the same period in 2007 reflects a lower yield on invested capital, partially offset by a higher net interest spread on the Bank's mortgage portfolio and higher net interest spreads on investments and advances during the third quarter of 2008 compared to the same period in 2007.

The Bank's dividend rate for the first nine months of 2008 is 5.24% (annualized), compared to 5.10% (annualized) for the first nine months of 2007. The increase in the dividend rate for the first nine months of 2008 reflects a higher net interest spread on the Bank's mortgage portfolio and higher net interest spreads on investments and advances, partially offset by a lower yield on invested capital during the first nine months of 2008 compared to the same period in 2007. The increase was also partially offset by the impact of the cumulative net losses associated with derivatives, hedged items, and financial instruments carried at fair value and the impact of the increase in the amount of earnings retained to build the Bank's retained earnings. In the first nine months of 2008, the Bank retained $99 million, or 16% of earnings available for dividends (earnings excluding the effects of SFAS 133 and SFAS 159 other than the cumulative net loss at the end of the quarter), for the buildup of retained earnings and will pay dividends in an amount equal to the remaining 84% of earnings available for dividends. In the first nine months of 2007, the Bank retained $44 million, or 10% of earnings excluding the effects of SFAS 133, and made available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133.

The Bank plans to pay the third quarter dividend in the form of capital stock on November 17, 2008.

During the first nine months of 2008, total assets grew $18.9 billion, or 6%, to $341.4 billion from $322.5 billion at yearend 2007, primarily as a result of growth in advances. Members increased their advances outstanding by $12.0 billion, or 5%, to $263.0 billion at September 30, 2008, compared to $251.0 billion at December 31, 2007. In total, 205 institutions increased their advances during the first nine months of 2008, while 108 institutions decreased their advances. In addition to the growth in advances, Federal funds sold increased by $4.7 billion, or 40%, to $16.4 billion from $11.7 billion, and cash and due from banks increased to $2.5 billion from $5 million.

Financial Highlights
(Unaudited)

(Dollars in millions)
Selected Balance Sheet Items at Period End	Sept. 30, 2008	Dec. 31, 2007	Percent Change
Total Assets[1]	$341,429	$322,446	6%
Advances	263,045	251,034	5
Held-to-Maturity Securities[2]	53,830	53,175	1
Federal Funds Sold	16,360	11,680	40
Consolidated Obligations:
Bonds	235,290	225,328	4
Discount Notes	87,455	78,368	12
Capital Stock - Class B -
Putable[3]	10,614	13,403	(21)
Total Capital[3]	10,892	13,627	(20)
	Three Months Ended		Nine Months Ended
Operating Results	Sept. 30, 2008	Sept 30, 2007	Percent Change	Sept. 30, 2008	Sept. 30, 2007	Percent Change
Net Interest Income	$393	$247	59%	$963	$664	45%
Other (Loss)/Income	(225)	(39)	(477)	(115)	(20)	(475)
Other Expense	29	24	21	78	71	10
Assessments	38	49	(22)	206	152	36
Net Income	$101	$135	(25)%	$564	$421	34%

Other Data
Net Interest Margin[4]	0.48%	0.38%	26%	0.40%	0.36%	11%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	-	0.03	0.03	-
Return on Assets	0.12	0.20	(40)	0.23	0.23	-
Return on Equity	2.96	4.86	(39)	5.44	5.29	3
Annualized Dividend Rate	3.85	5.26	(27)	5.24	5.10	3
Dividend Payout Ratio[5]	125.29	105.16	19	93.23	93.71	(1)
Capital to Assets Ratio[1,6]	4.33	4.24	2	4.33	4.24	2
Duration Gap (in months)[7]	2	1	100	2	1	100

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.

2     During the third quarter of 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."

3     During the third quarter of 2008, two large members-IndyMac Bank, F.S.B., and Washington Mutual Bank-were placed into receivership. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).

4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.

5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)

(Dollars in millions)
	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Selected Balance Sheet Items at Period End
Total Assets[1]	$341,429	$328,474	$332,480	$322,446	$304,111
Advances	263,045	246,008	248,425	251,034	236,184
Held-to-Maturity Securities[2]	53,830	60,484	57,905	53,175	45,985
Federal Funds Sold	16,360	16,052	19,623	11,680	15,861
Consolidated Obligations:
Bonds	235,290	233,510	228,750	225,328	219,723
Discount Notes	87,455	77,753	84,872	78,368	68,027
Capital Stock - Class B -
Putable[3]	10,614	13,763	14,049	13,403	12,629
Total Capital[3]	10,892	14,066	14,339	13,627	12,794

Quarterly Operating Results
Net Interest Income	$393	$338	$232	$267	$247
Other (Loss)/Income	(225)	(10)	120	75	(39)
Other Expense	29	24	25	27	24
Assessments	38	81	87	84	49
Net Income	$101	$223	$240	$231	$135

Other Data
Net Interest Margin[4]	0.48%	0.42%	0.29%	0.34%	0.38%
Operating Expenses as a
Percent of Average Assets	0.03	0.02	0.03	0.03	0.03
Return on Assets	0.12	0.27	0.29	0.29	0.20
Return on Equity	2.96	6.37	6.94	7.02	4.86
Annualized Dividend Rate	3.85	6.19	5.73	5.43	5.26
Dividend Payout Ratio[5]	125.29	93.69	79.28	75.16	105.16
Capital to Assets Ratio[1,6]	4.33	4.34	4.38	4.30	4.24
Duration Gap (in months)[7]	2	3	4	2	1

1     As permitted by FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP FIN 39-1), effective January 1, 2008, the Bank has changed its accounting policy to offset fair value amounts for cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty. The Bank has recognized the effects of applying FSP FIN 39-1 as a change in accounting principle through retrospective application for all prior periods presented.

2     During the third quarter of 2008, on a retrospective basis, the Bank reclassified its investments in certain negotiable held-to-maturity certificates of deposit from "interest-bearing deposits in banks" to "held-to-maturity securities."

3     During the third quarter of 2008, two large members-IndyMac Bank, F.S.B., and Washington Mutual Bank-were placed into receivership. In accordance with SFAS 150, the Bank reclassified the capital stock of these institutions from Class B capital stock to mandatorily redeemable capital stock (a liability).

4     Net interest margin is net interest income (annualized) divided by average interest-earning assets.

5     This ratio is calculated as dividends per share divided by net income per share. Earnings available for dividends exclude the effects of SFAS 133 and SFAS 159 unless there is a cumulative net loss.
6     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
7     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 91, SFAS 133, and SFAS 159, and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com